Exhibit 99.1
FOR RELEASE: 4:01 PM EASTERN, NOVEMBER 15, 2010
Molycorp Reports Third Quarter 2010 Financial Results and Mountain Pass Modernization Plan Update
- Revenue rose 329% from Q3 2009 to $8.4 million -
- Volume sold up 44% from Q3 2009 to 1.15 million pounds -
- Company achieves several milestones in facility modernization plan -
Greenwood Village, CO — November 15, 2010 — Molycorp Inc. (NYSE: MCP) today announced third quarter 2010 financial and operating performance.
Financial Results
Net sales for the quarter rose 329% to $8.4 million, compared to $2.0 million for the third quarter of 2009. The growth was driven by a combination of increased sales volume and significantly higher pricing. The company sold approximately 1.15 million pounds of rare earth oxide products in the quarter, a 44% increase from the 0.80 million pounds sold in the same period last year. The company realized an average sales price of approximately $7.31 per pound, compared to an average sales price of $2.45 per pound for the third quarter of 2009.
The company believes that sales results demonstrate its ability to deliver higher-value rare earth products to help meet world demand. Mark Smith, Chief Executive Officer, commented, “We commenced a second processing campaign to commercially demonstrate our new cracking technology, and to further optimize our processing technologies. These process improvements enable us to enrich the diversity of our product mix, which now includes ceric hydrate. Our current sales of various rare earth products are yielding significantly higher returns than predominantly selling lanthanum products.”
The table below sets forth approximate volume and revenue of rare earth products shipped.

	Revenue (millions)		Pounds Sold (thousands)
Product	Q3 2010	Q3 2009	Q3 2010	Q3 2009
Didymium Oxide	$2.7	—	163	—
Lanthanum Oxide	$1.6	$0.1	210	9
Ceric Hydrate	$1.5	—	115	—
Lanthanum Chlorohydrate	$1.2	—	361	—
Lanthanum Concentrate	$0.7	$1.7	216	748

Third quarter 2010 cost of goods sold was $7.6 million, compared to $5.3 million in the third quarter of 2009. In addition to the cost of processing material from inventory, cost of goods sold includes the value allocated to inventory when the company purchased the Mountain Pass operation in 2008, and write-downs of inventory to estimated net realizable value. The improvement in cost of goods sold relative to sales is due mainly to better realized prices, a result of both a production shift to higher value products and significantly higher market prices for rare earth products.
Selling, general, and administrative expense (excluding depreciation and amortization) for the third quarter 2010 was $4.1 million, an increase of $0.9 million from $3.2 million last year. The increase was primarily due to the hiring of additional employees and higher accounting, legal, and other professional services fees attributable to operating as a publicly traded company, preparation for commencement of the Mountain Pass modernization project in January 2011, and other business development activities under the Company’s mine-to-magnets business plan. The company also incurred stock-based compensation expense of $6.5 million.
Net loss for the third quarter of 2010 was ($10.1 million), or ($0.14) per share on a diluted basis. This compared with a net loss of ($6.9 million), or ($0.18) per share, for the third quarter of 2009.
Modernization Project Milestone Achievements
In the third quarter and subsequent weeks, the company achieved several key milestones in its development plan.
•	The company funded a majority of its capital plan by completing an initial public offering of common stock in July 2010.

•	The company finalized schedule and capital estimates for its Mountain Pass Modernization Project (known as Project Phoenix).

•
The company contracted with Kern River Gas Transmission Company to provide a firm supply of natural gas for use by the new cogeneration power plant to be constructed at Mountain Pass. Kern River will design, permit, construct, operate, and maintain the facilities at Mountain Pass necessary to deliver that gas.

•	The company placed orders for several important long lead-time pieces of equipment.

•
The company received final approval for the Regional Water Quality Control Board (RWQCB) and Minor Use permits, which were issued by the RWQCB and San Bernardino County, on October 14, 2010 and Nov. 11, 2010, respectively. The company expects to receive approval on its remaining outstanding permits necessary for the onset of construction before the end of 2010.

•	The company completed its first commercial sales of XSORBX™, a high-performance water purification product based on a proprietary cerium oxide formulation.

•
The company announced a long-term supply agreement with W. R. Grace on November 5. Over the next five to eight years, Grace will purchase significant amounts of Molycorp’s lanthanum production for use in the manufacture of fluid catalytic cracking catalysts for the petroleum refining industry.

•	The company hired Dr. Stan Trout to lead its magnet manufacturing effort. Dr. Trout is a recognized leader in the field of permanent rare earth magnets.

•
The company hired Douglas L. Jackson, former CEO of Dyno Nobel, Inc., as Vice President of Business Development. Doug will focus on building a worldwide customer base for Molycorp products and identifying opportunities for acquisitions having significant commercial potential.

Mark Smith stated, “The design phase of our plant modernization and expansion process is in full swing. We have begun the bidding process for pre-construction services and soil testing in preparation to commence construction. We expect to be entering into a number of construction contracts through the remainder of the year, and plan to break ground as scheduled on January 2, 2011.”
Liquidity and Capital Expenditures
The company intends to spend approximately $531 million (excluding capitalized interest) to restart mining and processing operations at its Mountain Pass facility and to launch manufacturing operations in the U.S. of rare earth metals and alloys. This represents an increase of approximately $20 million from the capital plan announced at the time of the initial public offering.
The additional amount is for design modifications that the company believes could enable a more rapid build out of production capacity beyond the currently planned 20,000 tons of rare earth oxides per year. For example, the company decided to build a new mill instead of refurbishing the existing mill. The new mill will be sized for annual production of up to 40,000 tons. All the new design changes are allowed under the company’s current operating permits.
The company has made no decision as to whether or when to pursue a further expansion beyond the current planned capacity of 20,000 tons per year, but will continue to analyze that option as a normal course of business. Any decision to expand beyond current planned capacity will depend on a number of factors, including market prices for rare earth oxides, conditions in the capital markets, and customer demand.
During the third quarter of 2010, the Company successfully completed its initial public offering. The offering raised net proceeds of $378.6 million, which funded the majority of its capital plan. During the quarter, the company’s operating cash outflow was $6.5 million, while a further $5.7 million was spent on planned capital expenditures. The unrestricted cash balance at September 30, 2010 was $351.5 million.
The company’s Chief Financial Officer Jim Allen stated, “We are pleased with the results of our initial public offering and are confident in our ability to complete our capital raising program.

We intend to fund the balance of our capital expenditure plan with debt and are pursuing several options, including ongoing initiatives to secure a Department of Energy loan guarantee and to obtain vendor financing. In addition, we engaged BNP Paribas to assist in potentially arranging a debt facility of up to $150 million.”
Business Outlook
For the fourth quarter of 2010, the company anticipates that China-based producers and suppliers will continue to limit the quantity of rare earth oxides available outside of China. Export quotas for 2010 are close to being exhausted for the year, and are not expected to be relaxed.
While the rare earth products currently produced by Molycorp remain limited by the capability of existing production facilities, the company anticipates further expanding products and markets throughout the remainder of this year and in 2011. For example, XSORBX™ could achieve greater market penetration into additional segments of the water treatment industry.
Investor Conference Call
Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EST, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer. Investors interested in participating in the live call from within the USA should dial +1 (877) 548-7906 and reference confirmation number 3057240. Those calling from outside the USA should dial +1 (719) 325-4825 and use the same confirmation number. A telephone replay will be available approximately two hours after the call concludes through Monday, November 29, 2010 by dialing +1 (877) 870-5176 from the USA or +1 (858) 384-5517 from international locations, and entering passcode 3057240. There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com. The webcast will be archived on the website for 60 days.
About Molycorp
Colorado-based Molycorp, Inc. is the only rare earth oxide (REO) producer in the Western hemisphere and currently produces approximately 3,000 tons of commercial rare earth materials per year. Following the execution of the Company’s “mine-to-magnets” strategy and completion of its modernization and expansion efforts at its Mountain Pass, California processing facility in 2012, it expects to produce at a rate of 20,000 tons of REO equivalent per year and intends to offer a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets.
Additional Information

Company:	Investor Relations:
Jim Allen	ICR, LLC
Chief Financial Officer	Gary T. Dvorchak, CFA
+1 (303) 843-8058	Senior Vice President
James.Allen@Molycorp.com	+1 (310) 954-1123
Gary.Dvorchak@icrinc.com

MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share amounts)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$351,472	$6,929
Trade accounts receivable	5,187	1,221
Inventory	13,272	8,545
Prepaid expenses and other	1,437	1,825

Total current assets	371,368	18,520

Non-current assets:
Deposits	$20,200	$—
Property, plant and equipment, net	75,503	66,352
Inventory	8,762	12,090
Intangible asset, net	655	704

Total non-current assets	105,120	79,146

Total assets	$476,488	$97,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$8,330	$2,886
Accrued expenses	2,190	5,963
Short-term borrowing — related party	5,008	—
Current portion of asset retirement obligation	543	693

Total current liabilities	16,071	9,542

Non-current liabilities:
Asset retirement obligation	$11,307	$13,509
Other non-current liabilities	87	—

Total non-current liabilities	11,394	13,509

Total liabilities	$27,465	$23,051

Stockholders’ equity:
Common stock, $0.001 par value; 414,000,000 shares authorized at September 30, 2010; 82,253,700 and 0 shares outstanding at September 30, 2010 and December 31, 2009, respectively	82	—
Class A common stock, $0.001 par value; 0 and 60,000,000 shares authorized at September 30, 2010 and December 31, 2009, respectively; 0 and 44,998,185 shares outstanding at September 30, 2010 and December 31, 2009, respectively	—	44
Class B common stock, $0.001 par value; 0 and 40,000,000 shares authorized at September 30, 2010 and December 31, 2009, respectively; 0 and 0 shares outstanding at September 30, 2010 and December 31, 2009, respectively	—	—
Additional paid-in capital	532,787	117,232
Deficit accumulated during the development stage	(83,846)	(42,661)

Total stockholders’ equity	449,023	74,615

Total liabilities and stockholders’ equity	$476,488	$97,666

MOLYCORP, INC.
(A Company in the Development Stage)
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$8,410	$1,960	$13,176	$4,889
Operating costs and expenses:
Cost of goods sold	(7,619)	(5,272)	(18,989)	(14,896)
Selling, general and administrative	(4,117)	(3,172)	(12,851)	(8,380)
Stock-based compensation	(6,527)	—	(21,660)	(241)
Depreciation and amortization	(83)	(60)	(239)	(123)
Accretion expense	(216)	(252)	(695)	(755)

Operating loss	(10,152)	(6,796)	(41,258)	(19,506)

Other income (expense):
Other income	14	19	80	124
Interest income (expense), net	(7)	(126)	(7)	(110)

Net loss	$(10,145)	$(6,903)	$(41,185)	$(19,492)

Weighted average shares outstanding (Common shares) (1)
Basic	70,019,847	38,835,179	56,027,460	38,831,232

Diluted	70,019,847	38,835,179	56,027,460	38,831,232

Loss per share of common stock:
Basic	$(0.14)	$(0.18)	$(0.74)	$(0.50)

Diluted	$(0.14)	$(0.18)	$(0.74)	$(0.50)

(1)	Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common shares and Class B common shares to common stock in conjunction with the initial public offering.

Safe Harbor Statement Regarding Forward-Looking Statements
This presentation contains forward-looking statements that represent Molycorp’s beliefs, projections and predictions about future events or Molycorp’s future performance. Forward-looking statements can be identified by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause Molycorp’s actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.
Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: Molycorp’s ability to secure sufficient capital to implement its business plans; Molycorp’s ability to complete its modernization and expansion efforts and reach full planned production rates for rare earth oxides and other planned downstream products; uncertainties associated with Molycorp’s reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earths materials; Molycorp’s ability to maintain appropriate relations with unions and employees; Molycorp’s ability to successfully implement its “mine-to-magnets” strategy; environmental laws, regulations and permits affecting Molycorp’s business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by Molycorp; and uncertainties associated with unanticipated geological conditions related to mining.
For more information regarding these and other risks and uncertainties that Molycorp may face, see the section entitled “Risk Factors” beginning on page 15 of the company’s initial public offering prospectus on file with the SEC. Any forward-looking statement contained in this presentation or the prospectus reflects Molycorp’s current views with respect to future events and Molycorp assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.
This presentation may contain statistical data and estimates obtained by Molycorp from industry publications and reports generated by third parties. Although Molycorp believes that the publications and reports are reliable, it has not independently verified such data.
This presentation uses the term “resources” to describe those quantities of rare earth elements that are potentially recoverable from accumulations yet to be discovered. Because of the uncertainty of commerciality and lack of sufficient exploration drilling, the resources cannot be classified as reserves. Investors are advised that the SEC does not recognize resources. Only probable and possible reserves may be disclosed to investors in an SEC filing. Resources have a great amount of uncertainty as to their existence. There is no certainty that any portion of the resources will be discovered and, if discovered, whether they could be developed economically. Therefore, investors are cautioned not to assume that all or any part of Molycorp’s resources exists, nor that they can be developed economically. Accordingly, information concerning descriptions of resources contained in this presentation is not comparable to information included in SEC filings.